EXHIBIT 99.1

TROVER SOLUTIONS, INC.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

SAFE HARBOR COMPLIANCE STATEMENT
FOR FORWARD-LOOKING STATEMENTS

      In passing the Private Securities Litigation Reform Act of 1995 (“the Reform Act”), 15 U.S.C.A. Section 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make “forward-looking statements” by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Trover Solutions, Inc. (the “Company”) intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

      “Forward-looking statements” are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties, which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of the Company. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the “Safe Harbor Statement”) to reflect future developments. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

      The Company provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following:

Regulatory and Political Risks

      The healthcare industry is subject to numerous laws and regulations which may affect the Company’s business. In addition to laws and regulations affecting healthcare and insurance, changes in the federal fair debt collection laws and laws governing the privacy of personal health information may also adversely affect the Company’s business.

      General. From time to time, legislation is introduced in Congress and various state legislatures which would materially, and potentially adversely, affect the Company’s business. Moreover, courts (particularly the United States Supreme Court, the federal appellate courts and the state supreme and appellate courts) have the power to create and interpret laws in ways that may also materially and adversely affect the Company’s business. The most significant legislation, laws and regulations may, for clarity, be grouped into three categories: (i) legislation that would substantially limit the ability of healthcare insurers to recover from third-parties accident-related medical benefits incurred by injured insureds (“Health Insurance Primacy Laws”); (ii) legislation that would substantially limit the Company’s ability to receive and utilize individual claim information from healthcare insurers (“Confidentiality Laws”); and (iii) other federal and state laws and certain legal doctrines. The following identifies specific risks in these three categories:

Health Insurance Primacy Laws

      Auto Choice Reform Act. In May 2001, Congress proposed, but failed to enact, legislation known as the Auto Choice Reform Act of 2001 (the “Proposed Act”). Similar bills were introduced but not enacted in each of the two previous Congresses. Under the Proposed Act, in those states not opting out of its provisions, individual drivers would have been able to choose to be covered by an auto insurance system in which healthcare insurers, with some exceptions, might have been unable to recover for healthcare costs incurred by those injured in automobile accidents. Consequently, even if the insured’s injuries were caused by the negligence of another driver, the healthcare insurer might not have had any rights of recovery against the negligent party or that party’s liability insurer. Revenue generated from recoveries against automobile liability insurers historically represented approximately 64% of the Company’s revenues. Should similar legislation be enacted, it could have a material adverse effect on the Company’s business, results of operations and financial condition.

      Proponents of the Proposed Act asserted that (i) the costs of operating a motor vehicle are excessive due to legal and administrative costs associated with the processing of claims under the fault-based liability system; and (ii) the costly fault-based liability insurance system often fails to provide compensation commensurate with loss and takes too long to pay benefits. Even if the Proposed Act is not introduced in Congress again in the future, these policy reasons may result in future legislation designed to significantly alter the fault-based liability system used in most states, eliminate recovery rights of healthcare insurers and materially adversely affect the Company’s business.

      Certain No Fault Insurance Systems. Certain states have adopted versions of automobile “no fault” insurance systems in which the injured party’s health insurance carrier or provider is primarily responsible for healthcare related expenses (and not the responsible party and his or her insurer or the injured insured’s automobile liability insurer). In 1996, California voters rejected a no-fault automobile insurance measure, Proposition 200, which would have required drivers with bodily injuries to be compensated by their healthcare insurers. Although Proposition 200 was rejected by the voters, there can be no assurance that similar measures will not again be presented in a ballot initiative or as legislation in California or elsewhere in the future. Growth in the number of states adopting similar systems could significantly reduce the amounts otherwise recoverable by the Company in connection with automobile injuries in such states.

Confidentiality Laws

      Confidentiality Provisions of the Health Insurance Portability and Accountability Act of 1996 and Related Regulations. The Company’s activities involve the receipt and use of confidential health information from or on behalf of its clients. In December 2000, the Secretary (the “Secretary”) of Health and Human Services (“HHS”) promulgated the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160 and 164 (as modified, the “Privacy Rule”), which deals with the use and disclosure of health information and implements certain requirements of the Administrative Simplification subtitle of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). The Privacy Rule became effective on April 14, 2001 and health plans, health care clearinghouses, and certain health care providers covered by the Privacy Rule (“Covered Entities”) generally were required to comply by April 14, 2003. The Privacy Rule prescribes the manner in which Covered Entities are permitted or required to use and disclose individually identifiable health information subject to the Privacy Rule’s requirements, known as “protected health information”. The Privacy Rule also requires Covered Entities to implement certain “administrative” requirements, such as establishing relevant policies and procedures, designating a privacy official responsible for the development and implementation of the policies and procedures, and training affected members of the workforce regarding the policies and procedures. The Privacy Rule establishes a complex regulatory framework on a variety of subjects, including, but not limited to, (a) disclosures and uses of protected health information , (b) individuals’ rights to access, amendment, and accounting regarding their protected health information, and (c) individuals’ rights to receive notice of Covered Entities’ practices with respect to protected health information.

      The Privacy Rule affects other entities that are not necessarily Covered Entities under the Privacy Rule but which perform certain functions or activities on behalf of Covered Entities. Entities performing certain functions or activities on behalf of a Covered Entity are treated as “business associates” of a Covered Entity under the Privacy Rule. The Company’s activities make it a business associate of customers that are Covered Entities, such as health plans. The Privacy Rule requires the Covered Entity and its business associates to enter into contracts that meet certain requirements. Therefore, although a business associate to a Covered Entity is not directly subject to the Privacy Rule, it will be subject to certain similar requirements imposed through its business associate contracts. Significantly, however, the Privacy Rule does not require business associate contracts to obligate business associates to implement certain organizational requirements the Privacy Rule imposes upon Covered Entities, such as appointing a privacy officer or establishing and distributing a notice of privacy practices. The business associate provisions of the Privacy Rule do require a Covered Entity that becomes aware of a pattern of activity or practice of a business associate that constitutes a material violation of the business associate’s obligations under the contract to take reasonable steps to end the violation and, if such steps are not successful, terminate the contract with the business associate, if feasible.

      In August 2000, HHS issued pursuant to HIPAA, a final rule establishing transaction standards and code sets for the electronic transmission of health information, 45 C.F.R. Part 162 (the “Transaction Standards”). The Transaction Standards adopt uniform standards that must be used if one health care provider or health plan conducts certain electronic transactions with another health care provider or health plan. Moreover, the Transaction Standards establish certain code sets to be used in connection with the standard transactions. Health plans and other entities subject to the Transaction Standards were generally required to comply by October 16, 2003. The Company currently does not engage in any transactions covered by the Transaction Standards. However, additional transactions, possibly including transactions engaged in by the Company, will be covered by the Transaction Standards in the future.

      In addition to the Privacy Rule and the Transactions Standard, in February 2003 HHS published, pursuant to HIPAA, a final rule governing the security of health information maintained or transmitted electronically by health plans and certain clearinghouses and providers (the “Security Standards”). The Security Standards impose extensive additional administrative, physical, technological, and organizational requirements on Covered Entities and their business associates. As noted above, certain of the Company’s activities make it a business associate of the Company’s clients; therefore the Company will have some contractual obligations related to the Security Standards. The Security Standards have a compliance date of April 21, 2005.

      HIPAA, the Privacy Rule, the Transactions Standard and the Security Standard (collectively, the “Rules”) could impair the Company’s subrogation recovery practices by creating administrative burdens (for example, by requiring business associates of Covered Entities to amend health information in certain circumstances or to restrict subsequent uses of protected health information) or liability risks that lead health plans to voluntarily restrict their subrogation recovery practices. The provisions of the Rules or of future federal legislation and regulations could impair or prevent the acquisition and use by the Company of claims and insurance information necessary to process recovery claims on behalf of its clients. However, the Company believes that it will be able to comply fully with the Rules on a timely basis and without material adverse effect.

      In addition to the federal protection of health information, state laws governing privacy of medical or insurance records and related matters may significantly affect the Company’s business. Most states have enacted health care information confidentiality laws that limit the disclosure of confidential medical information. The Rules do not preempt state laws regarding health information privacy that are more restrictive than the Rules. The costs and efforts associated with compliance with the various state laws could increase in the future if states begin to enact additional and more comprehensive privacy legislation and may have a material adverse effect on the Company.

Other Federal and State Laws

      Changes in a variety of laws could also affect the Company’s business. One such area is insurance law, which comprises a complex network of state and federal laws, such as the federal Employee Retirement Income Security Act of 1974 (ERISA), the regulations and orders promulgated under those laws, and the pertinent case law created by state and federal courts. Similarly, federal or state laws that would bar or impair healthcare subrogation or an injured party’s ability to collect insured damages (that is, an injured person would be prevented from recovering from the wrongdoer damages for accident-related medical benefits covered by health insurance) could similarly adversely affect the Company’s business. Existing debt collection laws also may be amended or interpreted in a manner that could adversely affect the Company’s business.

Additionally, although the Company does not believe that it engages in the unauthorized practice of law, changes in the law or a judicial or administrative decision defining some of the Company’s activities as the practice of law, could have a material adverse effect on the Company’s business

Certain Legal Doctrines

      With respect to recoverable claims, the rights of healthcare subrogation and reimbursement may be limited in some cases by three principles of general application. The first of these is the “made whole doctrine,” which subordinates the healthcare provider’s ability to recover to that of the injured party when the settlement damage award received by the injured party is inadequate to cover the injured party’s damages. The second is the “common fund doctrine,” which permits plaintiffs’ attorneys to deduct their fees for the claim based on the entire amount covered by a damage award and may, in some cases, proportionally diminish the amount recoverable by the Company on behalf of the healthcare payor out of that damage award. Finally, federal courts have in some venues, most notably the Ninth Circuit which covers California and several other western states, begun to apply a doctrine under ERISA that prevents or hinders health plans (and their recovery agents) from bringing healthcare reimbursement actions in federal court.

Dependence on Large Clients

      The Company’s clients include national and regional healthcare payors, large third-party administrators and self-insured corporations. The loss of one or more of the Company’s clients could have a material adverse effect on the Company’s business, results of operations, financial condition and stock price. During the year ended December 31, 2003, clients terminated healthcare recovery services covering 9.0 million lives; certain of these same clients, however, kept in place or bought from the Company other healthcare recovery services with respect to 1.4 million lives. During the three-year period ended December 31, 2003, clients terminated healthcare recovery services covering 23.9 million lives; these same clients, however, kept in place or bought from the Company other healthcare recovery services covering 4.1 million lives. Terminations occurred due to, among other things, consolidations of healthcare payors, bankruptcy, the selection of another vendor, or because the process was taken in-house. The Company’s revenues are earned under written contracts with its clients that generally provide for contingency fees from recoveries under a variety of pricing regimes. These contracts are generally terminable on 60 to 180 days’ notice by either party, although in a few cases the contracts extend over a period of years. The Company’s contracts generally provide that in the event of termination, the Company is entitled to complete the recovery process on the existing backlog or to receive a cash payment, designed to approximate the gross margin that would otherwise have been earned from the recovery on the backlog of the terminating client.

      During 2002, UHG management informed the Company of its intention to terminate subrogation services with respect to all but 1.8 million lives of the 9.7 million lives then subject to the Company’s services under a contract with UHG. UHG’s termination of these services resulted from its decision to bring subrogation recovery services back inside UHG, where they will be performed by its Ingenix strategic business unit. The Company’s contract with UHG expired in accordance with its terms on February 1, 2003, except with respect to the 1.8 million lives. In December 2003, UHG gave notice of the termination of the remaining business under contract, effective February 1, 2004. The Company expects to continue recovering on the backlog as to which UHG terminated the Company’s services, a process that the Company expects will be completed in 5 to 6 years from the dates of termination.

Lengthy Revenue Cycle and Fluctuation in Operating Results

      The Company’s operating results may fluctuate from time to time as a result of a number of factors. These factors include but are not limited to:

•	the addition of new clients;

•	the cancellation of client contracts;

•	the loss of business by a client or the acquisition of a client by a non-client;

•	the postponement of client decisions to enter into contracts;

•	delays in transmission of clients’ claims data;

•	changes in prices offered to new or renewing clients;

•	timing of client acquisitions; and

•	introduction of new services or introduction of new technologies to the Company’s business processes.

      The Company expends substantial time, effort and funds to install lives and generate active files. As a result, the Company incurs expenses related to its revenue before revenue is received which can result in fluctuations in operating results.

      In particular, during a fiscal quarter it is difficult to forecast when and how many clients’ claims data will be received. The Company’s clients continuously update and modify their claims and medical encounter processing systems, often causing delays in or errors to the transmission of claims data. The Company’s expense levels are based in part on expectations of future receipt of claims data and the Company has been significantly increasing and intends to continue to increase operating expenditures and working capital balances as it expands its operations. Specifically, material increases in new clients and lives installed, and consequently client claims data received, will cause the Company to increase its operating capacity before it expects to earn revenues from such new clients. If operating results in any particular quarter do not meet the expectations of securities analysts it is likely to cause volatility in the price of the Company’s Common Stock.

Litigation

      The Company is engaged in the business of identifying and recovering subrogation and related claims of its clients, many of which arise in the context of personal injury lawsuits. As such, the Company operates in a litigation-intensive environment. Consequently, since its founding in 1988 the Company has been involved with many litigation matters related to its subrogation business, sometimes as a defendant and sometimes through a defendant client. The plaintiffs’ attorneys attempting to defeat the clients’ subrogation liens often threaten litigation against the Company and its clients as a negotiating tactic. Most of the lawsuits that have been filed against the Company or its clients concern the entitlement to recover a specific, individual subrogation claim or the amount of the subrogation claim. Typically, these actions do not ask for punitive damages, are not pled as class actions, and do not have wide implications with respect to the Company’s ongoing business practices.

      To date, however, the Company has encountered eight noteworthy instances in addition to the pending lawsuits described under “Current Litigation”, below, in which lawsuits were filed against it or its clients that sought punitive damages, were pled as class actions, or otherwise made claims or requested relief that could have materially affected the Company’s business practices. The risk profile for this sort of business practices litigation includes not only the usual considerations of the potential amount, effect, and likelihood of loss, but also specifically the potential for punitive damages and class certification, the possible effects of an adverse verdict on the Company’s business practices, and the likelihood of specific plaintiffs’ attorneys bringing similar actions in other jurisdictions.

      Each of these cases has been completely resolved, by decision of a court or settlement by the parties, but prior to resolution the Company did not regard all of these cases as being material in and of themselves. In management’s opinion, these eight cases share a common profile with each other and with the lawsuits described below under the caption “Current Litigation”.

      Five of the eight lawsuits named the Company as a defendant and were pled as class actions. Two of these five cases, one in federal court and the other in state court, alleged that the Company violated state and federal laws on fair debt collection practices. In the state court action, the court granted the Company’s motion for summary judgment on all claims in the complaint, which the court of appeals affirmed. In the federal court action, the Company settled the matter, prior to the court’s ruling on the Company’s motion for summary judgment, for a nominal amount.

      Three of those five lawsuits, pled as class actions and naming the Company as a defendant, were filed in federal court and charged the Company with a variety of violations of laws and sought punitive damages. The complaints alleged, among other things, that the Company committed negligence, fraud and breach of its duties under ERISA by attempting to recover and actually recovering, by subrogation, the reasonable value of medical benefits which were provided by the Company’s clients under capitation or discounted-fee-for-service arrangements. One of these lawsuits was dismissed in a ruling on the merits. Another was settled, after the court denied class certification, for a nominal amount paid by the Company’s client, a co-defendant in the case. The third case, DeGarmo et al. v. Healthcare Recoveries, Inc., was concluded in mid-July 2001 for a settlement payment of $3 million and nonmonetary terms that management regards as immaterial to the Company’s ongoing business.

      The remaining three lawsuits did not name the Company as a defendant. These three lawsuits did, however, involve the Company’s clients and implicate important Company business practices. The complaints in these cases alleged, among other things, violation of state law with respect to the payment of plaintiffs’ attorneys’ fees and unfair trade practices, violation of the federal Health Maintenance Organization Act of 1973, misrepresentation of the rightful amounts of subrogation claims, and impermissible enforcement of recovery rights. Two of these cases resulted in judgments in favor of the Company’s clients after litigation of the merits before trial and appellate courts. The other case was settled for an immaterial amount.

      Management believes that the lawsuits described above will not, as a general matter, have precedential value for either the cases described below under the caption “Current Litigation” or for any future litigation matters (all these cases being referred to as the “Pending and Potential Cases”). Indeed, the courts hearing the Pending and Potential Cases may not even become aware of the outcomes in the eight lawsuits described above. Management expects that each of the Pending and Potential Cases will be decided on its own merits under the relevant state and federal laws, which will vary from case to case and jurisdiction to jurisdiction. The descriptions of the outcomes in the eight cases dealing with business practices are included here in order to describe the context for these kinds of litigation and the Company’s relative successes in handling past business practices litigation, but are not necessarily predictive of the outcomes of any of the Pending and Potential Cases.

      Moreover, there can be no assurance that the Company will not be subject to further class action litigation similar to that described below under the caption “Current Litigation”, that existing and/or future class action litigation against the Company and its clients will not consume significant management time and/or attention or that the cost of defending and resolving such litigation will not be material.

Current Litigation

Cajas et al. v. Prudential Health Care Plan and Healthcare Recoveries

      On October 28, 1999, a class action plaintiff’s Original Petition (“Petition”) was filed against the Company and one of the Company’s clients in the District Court for the 150th Judicial District, Bexar County, Texas, Joseph R. Cajas, on behalf of himself and all others similarly situated v. Prudential Health Care Plan, Inc. and Healthcare Recoveries, Inc. The plaintiff asserts that the Company’s subrogation recovery efforts on behalf of its client Prudential Health Care Plan, Inc. (“Prudential”) violated a number of common law duties, as well as the Texas Insurance Code and the Texas Business and Commerce Code. The Petition alleges that the Company, as the subrogation agent for Prudential, made fraudulent misrepresentations in the course of unlawfully pursuing subrogation and reimbursement claims that the plaintiff asserts are unenforceable because (1) prepaid medical service plans may not exercise rights of subrogation and reimbursement; (2) the subrogation and reimbursement claims asserted by the Company are not supported by contract documents that provide enforceable recovery rights and/or do not adequately describe the recovery rights; and (3) the sums recovered pursuant to such claims unlawfully exceed the amount Prudential paid for medical goods and services. The Company was served with the Petition in November 1999, and has answered, denying all allegations. After the defendants filed a motion for summary judgment in January 2002, the plaintiff moved the court to delay consideration of the motion until the plaintiff could complete additional discovery. The plaintiff’s motion to delay consideration was granted. On October 25, 2002, the plaintiff filed an amended petition naming one additional plaintiff as a purported class representative. The amended petition did not add any new claims. The defendants filed a motion for summary judgment on January 24, 2003, and the plaintiffs filed a cross motion for summary judgment. On February 25, 2003, a state court judge denied the defendants’ motion for summary judgment that the defendants were entitled to enforce the terms of Prudential’s policies. The same judge granted the plaintiffs’ motion for partial summary judgment to the effect that Prudential could not recover more than its costs. That ruling is not final nor yet appealable. The plaintiffs have not yet moved the court to certify the case as a class action.

Martin et al. v. Companion Health Care and Healthcare Recoveries

      In December 1999, a purported class action complaint (“Complaint”) was filed against the Company and one of the Company’s clients in the Court of Common Pleas of Richland County, South Carolina, Estalita Martin et al. vs. Companion Health Care Corp., and Healthcare Recoveries, Inc. In January 2000, the defendant Companion Healthcare Corp. (“CHC”) filed an Answer and Counterclaim and the plaintiff Martin filed a First Amended Complaint (“Amended Complaint”). The Amended Complaint asserts that the Company’s subrogation recovery efforts on behalf of its client, CHC, violated a number of common law duties, as well as the South Carolina Unfair Trade Practices Act. The Amended Complaint alleges that the Company, as the subrogation agent for CHC, made fraudulent misrepresentations in the course of unlawfully pursuing subrogation and reimbursement claims that the plaintiffs assert are unenforceable because (1) prepaid medical service plans may not exercise rights of subrogation and reimbursement; (2) the subrogation and reimbursement claims asserted by the Company are not supported by contract documents that provide enforceable recovery rights and/or do not adequately describe the recovery rights; and (3) the sums recovered pursuant to such claims unlawfully exceed the amount CHC was entitled to collect for such medical goods and services. The Amended Complaint further alleges that the Company and CHC unlawfully pursued subrogation and reimbursement claims by (1) failing to pay pro rata costs and attorney’s fees to attorneys who represented purported class members with respect to tort claims underlying the subrogation and reimbursement claims; and (2) failing to include in subrogation and reimbursement claims all applicable discounts that CHC received for such medical goods and services. The plaintiffs, on behalf of the purported class, demand compensatory damages, punitive damages, and treble damages, disgorgement of unjust profits, costs, prejudgment interest and attorneys’ fees. The Company was served with the original Complaint in late December 1999 and answered denying all allegations. The Company filed a motion to dismiss in August 2000 and in June 2001 the court granted the Company’s motion to dismiss. The plaintiffs filed a notice of appeal in July 2001. On March 1, 2004, the Court of Appeals of South Carolina filed an order and opinion affirming the trial court’s order dismissing the case. The time period in which the plaintiff may move for a rehearing in the Court of Appeals or pursue a further appeal to the South Carolina Supreme Court has not expired.

Hamilton v. Healthcare Recoveries

      On March 12, 2001, a Complaint (“Complaint”) was filed against the Company in the United States District Court for the Eastern District of Louisiana, in a putative class action brought by Kyle M. Hamilton. In that action, Hamilton v. Healthcare Recoveries, Inc., No. 01-650, the plaintiff asserts that the Company’s subrogation recovery efforts on behalf of its clients violate certain Louisiana state laws, the federal Fair Debt Collection Practices Act and the Louisiana Unfair Trade Practices Act. The Complaint alleges that the Company intentionally and negligently interfered with the plaintiff’s and the putative class members’ rights to settle certain personal injury claims. The Complaint further alleges that the Company unlawfully pursued subrogation and reimbursement claims that the plaintiff asserts are unenforceable because the clauses in the Company’s clients’ coverage documents that create such recovery rights are rendered null and void by Louisiana statutes that generally prohibit coordination of benefits with individually underwritten insurance coverages. The plaintiff purports to represent a class consisting of all persons covered under group health policies that were issued or delivered in the State of Louisiana and who received any communication from the Company attempting to enforce any clauses that allegedly were rendered null and void by Louisiana law. The plaintiff seeks on behalf of the purported class compensatory and statutory damages, interest, costs, attorneys’ fees and such additional damages and relief as may be allowed by any applicable law. In July 2001, the court granted a motion for summary judgment filed by the Company as concerned the plaintiff’s Fair Debt

Collection Practices Act (“FDCPA”) claim, dismissing those claims with prejudice. The court denied the Company’s motion for summary judgment, without prejudice to the right of the Company to reassert its motion, with respect to the plaintiff’s state law claims. The court ordered that the parties submit memoranda addressing whether the court still had subject matter jurisdiction, given dismissal of the federal claim. In August 2001, the court ruled that it lacked subject matter jurisdiction, thus dismissing the remaining claims, without prejudice. The plaintiff filed an appeal to the United States Fifth Circuit Court of Appeals. In November 2002, the Court of Appeals rendered its opinion reversing the dismissal of the FDCPA claims. The court also affirmed the trial court’s determination that diversity jurisdiction did not exist in the case. The court remanded the case to the federal district court for further proceedings. On April 29, 2003, the Company filed a Petition for Writ of Certiorari asking the U.S. Supreme Court to accept an appeal of the Court of Appeals ruling. The Supreme Court denied the Petition on June 9, 2003.

      After the case was remanded to the trial court, the Company filed a second Motion for Summary Judgment. On May 13, 2003, the Court entered an Order granting the Company’s Motion for Summary Judgment, dismissing with prejudice the Plaintiff’s claims under the FDCPA and dismissing without prejudice the Plaintiff’s remaining state law claims. On May 27, 2003, the plaintiff filed a Notice of Appeal to the United States Fifth Circuit Court of Appeals which heard oral argument of the appeal on December 3, 2003. The Court has not yet ruled on the appeal.

      The Company disputes the plaintiff’s allegations regarding the applicability of the FDCPA and intends to vigorously defend its position in this case.

      In addition to filing the appeal in federal court, the Hamilton plaintiff in October 2001 filed a new complaint in the Civil District Court for the Parish of Orleans, Louisiana, in a putative class action styled Hamilton v. Healthcare Recoveries, Inc., 2001-15989. This state court action asserts claims substantially similar to those in the federal court action. In November 2001, the Company filed preliminary exceptions to this new complaint. There were no further proceedings in the case until March 2003 when the Company filed a motion to stay any further proceedings in that case due to the related case pending in federal court. On April 25, 2003, the state court entered an order granting the Company’s motion to stay the lawsuit. Thereafter, the Company removed the case from state court to Federal court on August 5, 2003. On September 4, 2003, the plaintiff filed a Motion to Remand the case back to state court, which motion was granted on November 21, 2003. Thus the case remains in the state court.

Bruun et al. v. Prudential Health Care Plan, Prudential Insurance Company of America, Aetna, Inc. and Trover Solutions

      On October 30, 2002, plaintiffs’ counsel in the Cajas and Franks cases filed a class action lawsuit in the United States District Court for the District of New Jersey on behalf of two Texas residents against the Company, Prudential Insurance Company, one of the Company’s clients, PruCare HMO, a subsidiary of Prudential Insurance Company, and Aetna, a company which had acquired the business of another of the Company’s clients. The complaint was served on the Company on February 27, 2003.

      In the complaint, plaintiffs Kimberly Bruun and Ashley Emanis, on behalf of themselves and similarly situated persons, asserted claims on behalf of a putative nationwide class of persons who were members of PruCare HMO health plans governed by ERISA from whom the Company, under its contract with the client, recovered reimbursement. The complaint alleged that reimbursement recoveries made by PruCare HMO and the Company violate the terms of the standard PruCare HMO plan documents, and that reimbursement recoveries violate the Conformity with Law provision in the standard plan documents because subrogation and reimbursement are prohibited under the federal HMO Act. The complaint further alleged that the defendants’ subrogation and reimbursement recoveries resulted in a double recovery to PruCare HMO because PruCare HMO did not account for subrogation and reimbursement recoveries as offsets to expenses when setting premium rates. The complaint further alleged that the defendants improperly recovered in subrogation or reimbursement for services provided by capitated providers, or that in the alternative, the defendants improperly recovered more for capitated services than was paid for the services, or alternatively, that the defendants improperly collected amounts that exceeded the reasonable cash value of capitated services. The plaintiffs allege that PruCare HMO, Prudential, Aetna and the Company are fiduciaries and that they each have breached their fiduciary duty to the plaintiffs. Alternatively, the plaintiffs allege that if Aetna, Prudential and the Company are not fiduciaries, that they knowingly participated in PruCare HMO’s breach of fiduciary duty.

      The plaintiffs, on behalf of the class, demand enforcement of the plan documents under certain sections of ERISA. The plaintiffs also demand restitution and disgorgement of sums recovered by defendants and the establishment of a constructive trust. The plaintiffs also demand an accounting of PruCare HMO’s and Aetna’s rate documents, the subrogation and reimbursement claims for capitated services, and/or the actual costs paid by PruCare HMO and Aetna for the capitated services.

      On April 16, 2003, the defendants filed motions seeking to dismiss the lawsuit or to change the venue of the lawsuit to a federal court in Texas. On October 16, 2003, the court entered an order granting the defendants’ motions to dismiss and dismissing all of the plaintiff’s claims. On November 13, 2003, the plaintiffs filed a Notice of Appeal to the United States Third Circuit Court of Appeals. The plaintiffs filed their appellate briefs on February 23, 2004. The Company has not yet filed briefs or argued the appeal.

Godair v. American Home Assurance Company, Trover Solutions, and HMO Partners

      On March 14, 2003, Lawrence Godair, the plaintiff in a putative class action against a motor vehicle insurer, amended his complaint to add the Company, and a client of the company, HMO Partners, as defendants in Lawrence Godair v. American Home Assurance Company, Trover Solutions, Inc. and HMO Partners, Inc., No. 4:02 CV 00407 SMR, United States District Court for the Eastern District of Arkansas, Western Division. In the amended complaint (the “Amended Complaint”), the plaintiff makes allegations on behalf of himself and a purported class of others similarly situated. The complaint asserts that the Company, as subrogation agent for HMO Partners, unlawfully demanded payment of a subrogation claim against proceeds of a medical payments insurance policy issued to the plaintiff by American Home. The Amended Complaint also alleges that the Company was unjustly enriched because the plaintiff was not fully compensated (“made whole”) for his injuries in violation of the Arkansas no-fault motor vehicle insurance statute and because the payment constituted a double recovery to the Company and to HMO Partners, in violation of the Arkansas Health Maintenance Organizations Act. The Amended Complaint further alleges that in recovering the subrogation claim the Company acted negligently, that it interfered with the plaintiff’s contractual relationship with the motor vehicle insurer and that the Company may be directly or vicariously liable for the acts of other defendants. The Amended Complaint demands relief on behalf of a purported class of persons who purchased medical payments coverage as required by the Arkansas no-fault motor vehicle insurance statute and who were entitled to but did not receive benefits under such policies due to the payment of those benefits to third parties, including the Company and HMO Partners. The Amended Complaint demands compensatory and punitive damages, 12% statutory penalties, costs, expenses, interest and attorney’s fees.

      The Company was served with the Amended Complaint on March 18, 2003 and filed an Answer denying the plaintiff’s claims on May 5, 2003. The Company intends to vigorously defend itself against these allegations. The Company and the plaintiff are currently engaged in the discovery process.

      The Cajas, Martin or Bruun lawsuits, or any one of them, if successful, could prevent the Company from recovering the “reasonable value” of medical treatment under discounted fee for service (“DFS”), capitation and other payment arrangements. The Cajas, Martin, Hamilton, and Bruun lawsuits, or any one or more of them, if successful, could require the Company to refund, on behalf of its clients, recoveries in a material number of cases. In addition, an adverse outcome in any of the above referenced lawsuits could impair materially the Company’s ability to assert subrogation or reimbursement claims on behalf of its clients in the future. Based on the current disposition of these lawsuits, the Company regards such an adverse outcome to be a remote possibility.

      In terms of the Company’s business practices and the allegations underlying the Cajas, Martin and Bruun cases, at the end of 1993 the Company had ceased the practice of recovering the “reasonable value” of medical treatment provided by medical providers under DFS arrangements with the Company’s clients. From that date, the Company’s policy has been not to recover the “reasonable value” of medical treatment in DFS arrangements. However, the Company historically and currently recovers the “reasonable value” of medical treatment provided under capitation arrangements and other payment arrangements with medical providers on behalf of those clients that compensate medical providers under these payment mechanisms, to the extent that these benefits are related to treatment of the injuries as to which clients have recovery rights. The Company believes that its clients’ contracts, including the contracts that provide for recovery under DFS, capitation and other payment arrangements are enforceable under the laws potentially applicable in these cases. As a result, and taking into account the underlying facts in each of these cases, the Company believes it has meritorious grounds to defend these lawsuits, it intends to defend the cases vigorously, and it believes that the defense and ultimate resolution of the lawsuits should not have a material adverse effect upon the business, results of operations or financial condition of the Company. Nevertheless, if any of these lawsuits or one or more other lawsuits seeking relief under similar theories were to be successful, it is likely that such resolution would have a material adverse effect on the Company’s business, results of operations and financial condition.

      Management of the Company has observed that, in parallel with widely-reported legislative concerns with the healthcare payment system, there also has occurred an increase in litigation, actual and threatened, including class actions brought by nationally prominent attorneys, directed at healthcare payors and related parties. As a result of the foregoing, there can be no assurance that the Company will not be subject to further class action litigation, that existing and/or future class action litigation against the Company and its clients will not consume significant management time and/or attention or that the cost of defending and resolving such litigation will not be material.

Competition

      Healthcare Recovery Services. The Company competes primarily with the internal recovery departments of potential customers and other outsource healthcare recovery service vendors. To the Company’s knowledge, there are four smaller, but significant, independent providers of healthcare subrogation recovery services in addition to the Company. There are four different vendors that provide competitive overpayment recovery outsourcing services, as well as three national companies that provide competing provider bill auditing services.

      Property and Casualty Recovery Services. The Company has assessed the competitive environment for P&C subrogation outsourcing and believes that the competition is fragmented and characterized by claims adjusting companies that operate on a local or regional basis and by law firms that specialize in a low volume of legally complex subrogation claims. The Company has identified five competitors that attempt to serve a national market. Two of these competitors are owned and controlled by P&C insurers, and the Company believes that this fact may deter potential buyers of these competitors’ services if those potential buyers also compete against the competitors’ parent organizations.

      With respect to both its healthcare recovery services and its P&C recovery services, the Company believes that there are barriers to entry in the bulk of its market, including process expertise, capital requirements necessitated by the unusually long revenue cycle in the recovery industry, assembling and training a qualified and productive employee base possessing appropriate industry expertise, and an information processing system designed to aid investigators and examiners engaged in the recovery process. However, there are participants in the healthcare, insurance, transaction processing and software development industries that possess sufficient capital, and managerial and technical expertise to develop competitive services.

      Software. The Company is not aware of any competition in subrogation software in an ASP model for the healthcare payor industry, and it has identified only one large competitor in the P&C insurance industry. This competitor is partially owned and controlled by a major P&C insurer, and the Company believes that this relationship will reduce the ability of the competitor to sell its services to other P&C insurers.

      With respect to its software segment, the Company believes that there are barriers to entry in its market, including process expertise. However, there are participants in the healthcare, insurance, transaction processing and software development industries that possess sufficient capital and managerial and technical expertise to develop competitive software.

Dependence on Key Personnel

      The Company’s success depends to a significant degree upon the continued contributions of members of the Company’s senior management and other key sales, marketing, computer systems and operations personnel, and the loss of any such persons could have a materially adverse effect on the business of the Company. The Company’s success also depends upon its ability to attract and retain highly qualified and skilled managerial, sales, marketing and computer software development and operations personnel, the competition for whom is intense. There can be no assurance that the Company will be successful in hiring or retaining the requisite personnel, which could have a material adverse effect on the Company’s business, results of operations and financial condition. The Company does not maintain insurance on key personnel. The Company has an employment agreement with Patrick B. McGinnis, Chairman and Chief Executive and has severance agreements with certain of its other executive officers.

      The Company employs, and facilitates the development of, skilled knowledge-workers. The Company maintains an extensive, in-house training program, which it believes is attractive to employees and essential in developing the necessary industry-specific skills. All of the Company’s recovery and management employees participate in one of four incentive compensation plans, depending upon the responsibilities of each employee. Trover Solutions, Inc. employed 591 persons as of December 31, 2003.

Proprietary Technology

      Dependence on Proprietary Software Applications. The Company’s success depends, in part, upon its proprietary technology, specifically the integrated software programs (the “SubroSystem”) that supports its subrogation operations. Although federal copyright law protects certain elements of the SubroSystem, such protection neither confers a monopoly on the use of subrogation recovery software systems nor prevents competitors from developing similar systems. The SubroSystem, like all other software programs, may be subject to a variety of replication techniques (for example, reverse engineering, logic tracing, disassembly and decompilation) that would produce a functionally similar software system not covered by the Company’s registered copyright. Therefore, there can be no assurance that the Company’s registered copyright on the SubroSystem will preclude or deter circumvention by current or future competitors, with the effect that the Company might lose any advantage conferred by the SubroSystem.

      Migration to New System. The Company completed development of a web-enabled subrogation software application for health insurance in the second quarter of 2001 and an application for P&C insurance in the third quarter of 2001, and markets both applications under the trade name “Troveris”. The Complete completed migration of both its healthcare subrogation internal recovery units and P&C subrogation internal recovery units in the third quarter of 2003. Notwithstanding the Company’s success in developing and deploying Troveris internally, the Troveris software is still relatively new and problems with the Troveris applications may emerge from time to time in the future. If the Company’s management is unable to resolve any such problems with the Troveris applications on a timely basis, its results of operations and financial condition could be adversely affected as could its future ability to sell either its subrogation recovery services or the Troveris software to healthcare payors and P&C insurers.

      New Product Development. The Company’s future performance will depend in part upon the Company’s ability to develop and successfully introduce new products and to create and implement enhancements to its existing suite of products, including those software applications sold by or through Troveris. The Company has devoted increasingly more resources to product and system development and enhancements and believes that significant continuing development and enhancement efforts will be necessary to adapt to changing marketplace requirements, to sustain its operations, and to integrate the products and technologies of acquired businesses. There can be no assurance that the Company will successfully or in a timely manner develop, acquire, integrate, introduce, and market new product enhancements or products. There can be no assurance that such product enhancements or new products developed by the Company will meet the requirements or achieve or sustain the market acceptance of payors or others in target markets, and any failure to do so could have a material adverse affect on the Company’s business, results of operations and financial condition.

      Limited Proprietary Rights; Risk of Infringement. The Company’s success is dependent to a significant extent on its ability to maintain the proprietary and confidential aspects of its data processing and computer software technology. The Company relies on a combination of trade secrets, copyright and trademark laws, nondisclosure, patents, and other contractual provisions to protect its proprietary rights. There can be no assurance that the measures taken by the Company to protect its intellectual property will be adequate, or that patents applied for or to be applied for by the Company will be granted by the United States Patent and Trademark Office or enforced by the courts, or that the Company’s current competitors or others will not independently develop products and services that are substantially equivalent or superior to those of the Company.

      Substantial litigation regarding intellectual property rights exists in the software industry, and the Company expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in the Company’s industry segment grows and the functionality of products overlaps. Although the Company does not believe, based on its current analysis, that its products infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company’s business, results of operations and financial condition. There can be no assurance that the Company will be successful in its defense of any such claims.

      Risk of Product Defects; Failure to Meet Performance Criteria. Software products, such as those to be offered by the Company, at times contain errors or failures, especially when initially introduced or when new versions are released or processes implemented. Although the Company conducts extensive testing, software errors are sometimes discovered in certain enhancements and products and services after their introduction. There can be no assurance that, despite testing by the Company and by current and potential customers, errors or performance failures will not occur in software products and services under development or in other enhancements or products after commencement of availability or implementations. Such errors or performance failures could result in the loss of revenue and customers, delay in market acceptance, diversion of development resources, damage to the Company’s reputation or increased service and warranty costs, any of which could have a material adverse effect upon the Company’s business, results of operations and financial condition.

Consolidation Among Healthcare Payors: Pressure on Margins

      Consolidation among healthcare payors could increase their bargaining strength as the number of lives insured or otherwise covered by such healthcare payors grows. This consolidation may place downward pressure on the Company’s historic margins and may create additional competition from such healthcare payors in the form of better-equipped in-house recovery departments. Additionally, existing clients have been and may in the future be lost through acquisition by non-client healthcare payors.

Limitation on Dividends

      Since the initial public offering of the Company’s Common Stock in May 1997 (the “Offering”), the Company has retained earnings to finance the growth and development of its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company’s credit facility limits its ability to pay dividends on its Common Stock. Any future determination to pay cash dividends will be at the discretion of the Board and will be dependent upon the Company’s financial condition, results of operations, credit agreements, capital requirements and such other factors as the Board deems relevant.

Ability to Manage Change

      The Company has experienced significant changes in its business and business environment. The Company has added new products by acquisition and internal development. The Company also has added multiple clients to its installed base, lost multiple clients because of terminations and acquisitions, and experienced changes in the continuity of many client relationships because of client personnel turnover. The Company likewise has experienced alterations in the composition of its Healthcare Recovery Services segment’s backlog of potentially recoverable claims, which is the primary source of the Company’s revenues. The value of healthcare subrogation files from terminated clients and clients that have given notice of termination has substantially increased, constituting at December 31, 2002 approximately 24% of Healthcare Recovery Services backlog and 40% of healthcare subrogation backlog (a subset of the Healthcare Recovery Services backlog), and at December 31, 2003 approximately 19% of the Healthcare Recovery Services backlog and approximately 39% of the healthcare subrogation backlog. Additionally, the value of provider bill audit files has substantially increased, constituting at December 31, 2002 approximately 41% of the Healthcare Recovery Services backlog and at December 31, 2003 approximately 51% of the Healthcare Recovery Services backlog.

      The Company has responded to its changing environment, in part, by replacing or re-aligning management, systems development and support, marketing, sales and customer services personnel. There can be no assurance that the Company will successfully meet the challenges of these changes in its business or its business environment; and if the Company’s management is unable to address these matters effectively, the Company’s business, operating results and financial condition could be adversely affected.

Ability to Execute Growth Strategy

      In addition to growing its existing claims recovery business and other cost management services, the Company is in the process of extending its systems-driven, process-oriented approach, through acquisitions and internal development, to outsourcing opportunities in other service industries, including the property and casualty insurance industry. The Company believes that future development opportunities are likely to be characterized by:

•	outsourcing services that produce predictable and recurring revenue streams;

•	the sale of unbundled components of the Company’s traditional subrogation outsourcing services;

•	competitive advantages from effective process management, proprietary systems and the provision of knowledge-rich services;

•	the development of niche markets;

•	value-based pricing; and

•	a non-exclusive focus on healthcare information services.

      There can be no assurance that the Company will be successful in the internal development or acquisition of additional claims recovery service or new lines of business or that it will be able to successfully integrate or manage additional claims recovery services or new lines of business which it may develop or acquire, and if the Company’s management is unable either to execute this growth strategy or to manage the resulting growth, the Company’s business, results of operations and financial condition could be adversely affected. Furthermore, there can be no assurance that the Company will be successful in attaining adequate funding to complete such developments or acquisitions. In addition, there can be no assurance that the Company’s entrance into the property and casualty market will be successful, that the Company will be able to leverage its healthcare subrogation expertise and resources to provide services to this market effectively or that it will be able to achieve profitability in this market. If the Company is unable to successfully penetrate the property and casualty market, leverage its existing expertise in healthcare or achieve anticipated revenue and gross margin targets, the Company’s business, results of operations and financial condition could be adversely affected.

Certain Anti-Takeover Provisions

      Certain provisions of the Amended and Restated Certificate of Incorporation and Bylaws of the Company may be deemed to have the effect of making difficult an acquisition of control of the Company in a transaction not approved by the Company’s Board of Directors. These provisions include the ability of the Company’s Board of Directors to issue shares of preferred stock in one or more series without further authorization of the

Company’s stockholders. Accordingly, the Company’s Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In the event of such issuance, the preferred stock could also be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no current intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. These provisions may also have the effect of discouraging a third-party from making a tender offer or otherwise attempting to obtain control of the Company even though such a transaction might be economically beneficial to the Company and its stockholders. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law which prohibits the Company from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time of the transaction in which the person first becomes an “interested stockholder”, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of the Company. Certain other provisions of the Company’s Amended and Restated Certificate of Incorporation and Bylaws may have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Common Stock. Among these are provisions:

•	requiring a classified board of directors;

•	limiting the persons able to, and the procedures for, calling a special meeting of the stockholders; and

•	requiring certain supermajority stockholder votes to amend certain of the foregoing provisions.

      On February 12, 1999, the Board of Directors adopted a Stockholder Rights Plan and declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of Common Stock of the Company. The dividend was payable to stockholders of record on March 1, 1999. The Rights, which will initially trade with the Common Stock, separate and become exercisable only upon the earlier to occur of (i) 10 days after the date (the “Stock Acquisition Date”) of a public announcement that a person or group of affiliated persons has acquired 20% or more of the Common Stock (such person or group being hereinafter referred to as an “Acquiring Person”) or (ii) 10 days (or such later date as the Board of Directors shall determine) after the commencement of, or announcement of an intention to make, a tender offer or exchange offer that could result in such person or group owning 20% or more of the Common Stock (the earlier of such dates being called the “Distribution Date”). When exercisable, each Right initially entitles the registered holder to purchase from the Company one one-hundredth of a share of a newly created class of preferred stock of the Company at a purchase price of $65 (the “Purchase Price”). The Rights are redeemable for $0.001 per Right at the option of the Board of Directors. The Rights expire on March 1, 2009.

      If any person becomes an Acquiring Person, each holder of a Right will thereafter have the right (the “Flip-In Right”) to receive, in lieu of shares of preferred stock and upon payment of the Purchase Price, shares of Common Stock having a value equal to two times the Purchase Price of the Right. Also, if at any time on or after the Stock Acquisition Date, (i) the Company is acquired in a transaction in which the holders of all the outstanding shares of Common Stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation’s voting power, or (ii) more than 50% of the Company’s assets, cash flow or earning power is sold or transferred other than in the ordinary course of business, then each holder of a Right shall thereafter have the right (the “Flip-Over Right”) to receive, in lieu of shares of preferred stock and upon exercise and payment of the Purchase Price, common shares of the acquiring company having a value equal to two times the Purchase Price. If a transaction would otherwise result in a holder having a Flip-In as well as a Flip-Over Right, then only the Flip-Over Right will be exercisable. If a transaction results in a holder having a Flip-Over Right subsequent to a transaction resulting in the holder having a Flip-In Right, a holder will have a Flip-Over Right only to the extent such holder’s Flip-In Rights have not been exercised.

      On February 19, 2004, in connection with the Proposed Transaction, the Company and National City Bank, as Rights Agent, executed a First Amendment to Rights Agreement, which amends the Stockholders Rights Plan and renders the Rights inapplicable to the transactions contemplated by the Agreement and Plan of Merger dated as of February 19, 2004 among TSI Holding Co., Inc., TSI Acquisition Co., Inc. (both of which are Delaware corporations and subsidiaries of Tailwind) and the Company.

Professional Liability and Indemnity Obligations to Clients

      From time to time, the Company may be subject to claims from its clients that it failed to provide services in accordance with its contract or that its recovery activities have harmed the client. The Company has agreed to indemnify and hold certain of its clients harmless from negligent acts or omissions of the Company in the performance of recovery services. Although the Company maintains, and intends to continue maintaining, insurance covering these types of risks, there can be no assurance that such insurance will be in an adequate amount or will be available at reasonable costs in the future.

Stock Price Volatility

      The Company believes that a variety of factors could cause the price of the Common Stock to fluctuate, perhaps substantially, including:

•	announcements of developments related to the Company’s business;

•	changes in financial estimates by securities analysts; and

•	developments in the Company’s relationships with its customers, distributors and suppliers.

      In addition, in recent years the stock prices of companies have experienced extreme price fluctuations, which have often been unrelated to the operating performance of such companies. Similar fluctuations may adversely affect the market price of the Common Stock in the future.

      Over the past three years, the market for the Company’s Common Stock experienced material price and volume fluctuations. An investment in the Company’s Common Stock is not suitable for any investor who is unwilling to assume the risk associated with any such price and volume fluctuations.

      This Safe Harbor Statement supersedes the Safe Harbor Statements filed as Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.